Exhibit (h)(5)

FORM OF DISTRIBUTION AND SERVICE PLAN

WHEREAS, CION Ares Diversified Credit Fund (the “Fund”) is engaged in business as a diversified, closed-end management investment company that operates as an interval fund and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund currently offers one class and may offer additional classes in the future, subject to grant of exemptive relief from the Securities and Exchange Commission upon application by the Fund;

NOW, THEREFORE, the Fund hereby adopts, and ALPS Distributors, Inc., the Fund’s distributor (the “Distributor”), will administer, this distribution and service plan, subject to Rule 12b-1 (the “Plan”) on the following terms and conditions:

1.    The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries as compensation for the provision of services provided and expenses incurred relating to the offering and marketing of Fund shares, fees as set forth in Schedule A hereto, as may be amended from time to time. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund determines.

2.    Any service fees may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2341(b) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services. If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

3.    This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Board of Trustees (the “Board”) and (b) those trustees of the Fund who are not “interested persons” of the Fund, as defined in the Act (“Independent Board Members”), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

4.    This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3 hereof.

5.    The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under the Plan.

6.    This Plan may be terminated at any time without penalty with respect to shares of the Fund by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting shares of the Fund. This Plan shall terminate automatically upon assignment.

7.    This Plan may not be amended to increase materially the amount payable hereunder by shares unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided in Paragraph 3 hereof.

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8.    While this Plan is in effect, the selection and nomination of the Independent Board Members shall be committed to the discretion of the Independent Board Members then in office.

9.    The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of applicable FINRA Conduct Rules.

10.    The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11.  The obligations of the Fund hereunder are not personally binding upon, nor shall be held to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund.

12.  This Plan only relates to shares stated on Schedule A hereto and the fees determined in accordance with Paragraph 1 hereof shall be based upon the average daily net assets of the Fund.

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IN WITNESS WHEREOF, the Fund has adopted this Plan as of the day and year set forth below in New York, New York.

Dated: ______________, 2016

CION ARES DIVERSIFIED CREDIT FUND

Attest:	BY:

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SCHEDULE A

The Fund may pay a shareholder servicing fee of up to 0.25% per year.